Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
FEDEX FREIGHT HOLDING COMPANY, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

FedEx Freight Holding Company, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:
FIRST:   The name of the Corporation is FedEx Freight Holding Company, Inc. The Corporation was originally incorporated under the name FedEx Freight Corporation by the filing of the certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware on July 14, 2025, which was amended by the filing of the certificate of amendment to the certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware on August 1, 2025 (as so amended, the “Certificate of Incorporation”).
SECOND:   This certificate of amendment to the Certificate of Incorporation (this “Certificate of Amendment”) shall become effective as of May 27, 2026 at 9:30 a.m., Delaware time (the “Effective Time”).
THIRD:   Effective as of the Effective Time, Article IV of the Certificate of Incorporation shall hereby be amended to read in its entirety as follows:
IV.
The total number of shares of capital stock that the Corporation is authorized to issue is 500,000,000 shares of common stock, $0.10 par value per share (“Common Stock”).
FOURTH:   Effective as of the Effective Time, the total number of shares of Common Stock issued and outstanding, or held by the Corporation as treasury stock, shall, automatically by operation of law and without any further action on the part of the Corporation or any holder of shares of Common Stock, be reclassified as, and shall be converted into, a number of validly issued, fully paid, and non-assessable shares of Common Stock equal to 149,505,248. Each book-entry or certificate representing shares of Common Stock shall thereinafter represent such number of shares of Common Stock into which the shares of Common Stock formerly represented thereby have been reclassified as, and converted into, pursuant to the foregoing sentence.
FIFTH:   This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, FedEx Freight Holding Company, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 26th day of May, 2026.
FEDEX FREIGHT HOLDING COMPANY, INC.
By:
/s/ C. Edward Klank

Name:
C. Edward Klank III

Title:
President